ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2018 Fourth Quarter Results

Company Reports Diluted Earnings Per Share of $0.48

Retail Sales Increased 14.6% to $16.5 Million

2018 Year-End Cash and Cash Equivalents Increased 176% to $10.2 Million

NELSONVILLE, Ohio, February 25, 2019 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Sales and Income

Fourth quarter net sales were $67.2 million versus net sales of $67.0 million in the fourth quarter of 2017. The Company reported fourth quarter net income of $3.6 million, or $0.48 per diluted share, compared to $4.4 million, or $0.59 per diluted share in the year ago period.

The fourth quarter of 2017 included a one-time income tax benefit of $3.2 million due to the enactment of the Tax Cuts and Jobs Act, which lowered the domestic federal tax rate applied to the Company’s current and deferred tax liability position, partially offset by a one-time toll charge related to the repatriation of earnings from its Dominican Republic operations. The fourth quarter of 2017 also included an after-tax charge of $1.6 million associated with the loss on the sale of the Creative Recreation brand. Excluding the impact of tax reform and the aforementioned charge fourth quarter 2017 adjusted net income was $2.8 million, or $0.37 per diluted share. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Fiscal Year 2018 Sales and Income

For fiscal year 2018, net sales were $252.7 million versus net sales of $253.2 million in fiscal year 2017. The Company reported net income of $14.6 million, or $1.95 per diluted share, for fiscal year 2018, compared with a net income of $9.6 million, or $1.29 per diluted share, for fiscal 2017. Adjusted net income for fiscal 2018 was $14.0 million, or $1.88 per diluted share, compared to an adjusted net income of $8.6 million, or $1.16 per diluted share in 2017. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

Jason Brooks, President and Chief Executive Officer, commented, “Our fourth quarter sales performance was fueled by mid-teens growth of our retail segment as our Lehigh CustomFit program continues to gain traction with existing and new accounts. At the same time, our wholesale business posted a solid gain driven primarily by robust demand for our hunting and commercial military categories.  The significant improvement in profitability for both the fourth quarter and full year demonstrates the progress we’ve made enhancing our gross margins through segment mix, increased manufacturing efficiencies and improved full priced selling combined with tightly managing operating expenses. Looking ahead, we see an opportunity to accelerate top-line growth by reinvesting a portion of our recent earnings in additional marketing support for our portfolio of authentic brands and differentiated direct business-to-business model.  We believe we have the right strategies in place to build on our recent momentum and continue generating increased value for our shareholders over the long-term.”

Fourth Quarter and Full Year Review

Wholesale sales for the fourth quarter increased 3.4% to $45.9 million compared to $44.4 million for the same period in 2017. Retail sales for the fourth quarter increased 14.6% to $16.5 million compared to $14.4 million for the same period last year. Military segment sales for the fourth quarter were $4.8 million compared to $8.2 million in the fourth quarter of 2017.

Gross margin in the fourth quarter of 2018 increased 3.4% to $24.1 million, or 35.9% of sales, compared to $23.3 million, or 34.8% of sales, for the same period last year. The 110 basis point increase was driven by a lower percentage of military sales, which carry lower gross margins than wholesale and retail sales, and higher military segment margins versus the same period last year.

Operating expenses were $19.3 million, or 28.7% of net sales, for the fourth quarter of 2018 compared to $19.6 million, or 29.3% of net sales, a year ago.

Income from operations for the fourth quarter of 2018 increased 30.5% to $4.9 million, or 7.2% of net sales compared to $3.7 million for the same period a year ago, or 5.5% of net sales.

For 2018, wholesale sales increased 3.9% to $173.1 million compared to $166.7 million for 2017. Retail sales increased 10.1% to $53.2 million compared to $48.4 million for the same period last year. Military segment sales were $26.4 million compared to $38.2 million in 2017.

Gross margin for 2018 increased 7.8% to $87.0 million, or 34.4% of sales, compared to $80.8 million, or 31.9% of sales, for the same period last year.

Operating expenses were $69.0 million, or 27.3% of net sales, for 2018 compared to $68.9 million, or 27.2% of net sales, a year ago.

Income from operations for 2018 increased to $18.1 million, or 7.1% of net sales compared to $11.8 million for the same period a year ago, or 4.7% of net sales.

Balance Sheet Review

Cash and cash equivalents increased $6.5 million or 176.4% to $10.2 million at December 31, 2018 compared to $3.7 million on the same date a year ago.

Inventory at December 31, 2018 increased 11.0% to $72.8 million compared to $65.6 million on the same date a year ago.

The Company had no long-term debt at December 31, 2018 compared $2.2 million at December 31, 2017.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: “non-GAAP adjusted gross margin,” “non-GAAP adjusted operating expenses,” “non-GAAP adjusted other- net,” “non-GAAP adjusted net income,” and “non-GAAP adjusted net income per share.” Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review fourth quarter 2018 results will be broadcast live over the internet today, Monday, February 25, 2019 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding our future profitability and the delivery of greater shareholder value (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2017 (filed March 12, 2018) and quarterly reports on Form 10-Q for the quarters ended March 31, 2018 (filed May 9, 2018), June 30, 2018 (filed August 3, 2018), and September 30, 2018 (filed October 30, 2018). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2018	2017
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$10,173	$3,681
Trade receivables, net	43,337	45,027
Contract receivables	2,602	-
Other receivables	331	806
Inventories	72,822	65,622
Income tax receivable	30	1,849
Prepaid expenses	1,890	2,200
Total current assets	131,185	119,185
PROPERTY, PLANT & EQUIPMENT – net	23,057	23,781
IDENTIFIED INTANGIBLES – net	30,273	30,315
OTHER ASSETS	148	198
TOTAL ASSETS	$184,663	$173,479

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$13,543	$12,983
Contract liabilities	2,602	-
Accrued expenses:
Salaries and wages	3,339	1,755
Taxes - other	556	600
Accrued freight	668	770
Commissions	560	456
Accrued duty	2,334	2,161
Income tax payable	-	-
Other	1,416	1,301
Total current liabilities	25,018	20,026
LONG TERM DEBT	-	2,199
LONG TERM TAXES PAYABLE	169	2,287
DEFERRED INCOME TAXES	7,780	7,726
DEFERRED LIABILITIES	121	148
TOTAL LIABILITIES	33,088	32,386
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2018 - 7,368,494 and December 31, 2017 - 7,398,654	68,387	68,974
Retained earnings	83,188	72,119
Total shareholders' equity	151,575	141,093
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$184,663	$173,479

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
NET SALES	$67,186	$66,994	$252,694	$253,197
COST OF GOODS SOLD	43,054	43,648	165,665	172,428
GROSS MARGIN	24,132	23,346	87,029	80,769

OPERATING EXPENSES	19,281	19,630	68,968	68,943

INCOME FROM OPERATIONS	4,851	3,716	18,061	11,826

OTHER INCOME (EXPENSES)	(15)	(2,219)	(162)	(2,465)

INCOME BEFORE INCOME TAXES	4,836	1,497	17,899	9,361

INCOME TAX EXPENSE (BENEFIT)	1,229	(2,899)	3,346	(225)

NET INCOME	$3,607	$4,396	$14,553	$9,586

INCOME PER SHARE
Basic	$0.49	$0.59	$1.96	$1.29
Diluted	$0.48	$0.59	$1.95	$1.29
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,414	7,399	7,412	7,428
Diluted	7,467	7,436	7,462	7,450

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross Margin
Gross margin, as reported	$24,132	$23,346	$87,029	$80,769
Add: Hurricane related expenses	-	-	-	964
Adjusted gross margin	$24,132	$23,346	$87,029	$81,733

Operating Expenses
Operating expenses, as reported	$19,281	$19,630	$68,968	$68,943
Less: Creative Recreation disposition related expenses	-	300	-	300
Adjusted operating expenses	$19,281	$19,330	$68,968	$68,643

INCOME (LOSS) FROM OPERATIONS, ADJUSTED	$4,851	$4,016	$18,061	$13,090

OTHER INCOME AND (EXPENSES):
Total other - net, as reported	(15)	(2,219)	(162)	(2,465)
Less: Loss on disposition of Creative Recreation	-	(2,090)	-	(2,090)
Adjusted other - net	(15)	(129)	(162)	(375)

Net Income
Net income, as reported	$3,607	$4,396	$14,553	$9,586
Add: Hurricane related expenses, after tax	-	-	-	636
Add: Disposition of Creative Recreation, after tax	-	1,577	-	1,577
Less: Impact of tax reform *	-	(3,208)	(561)	(3,208)
Adjusted net income	$3,607	$2,765	$13,992	$8,591

Net income per share, as reported
Basic	$0.49	$0.59	$1.96	$1.29
Diluted	$0.48	$0.59	$1.95	$1.29

Adjusted net income per share
Basic	$0.49	$0.37	$1.89	$1.16
Diluted	$0.48	$0.37	$1.88	$1.16

Weighted average shares outstanding
Basic	7,414	7,399	7,412	7,428
Diluted	7,467	7,436	7,462	7,450

* In 2017 we recognized a one-time income tax benefit in the fourth quarter of 2017 of $3.2 million.  The benefit is primarily a result of the new lower domestic federal tax rate applied to our current and deferred tax liability position, which was partially offset by a one-time toll charge related to the repatriation of earnings from our Dominican Republic operations. As a result of these one-time charges we recorded a $2.9 million benefit in the fourth quarter of 2017. The adjusted tax expense without the impact of TCJA was $308,666 and $2,982,666 for the three and twelve months ended December 31, 2017 resulting in an effective tax rate of 20.6% and 31.9% for the respective periods. The 2018 adjustment was related to the one-time transition tax on the deemed repatriation of undistributed foreign earnings as a result of further analysis of the provisions of the Tax Cuts and Jobs Act.